Exhibit 10.1

January 10, 2013

John Nugent

Dear John:

This letter (this “Agreement and Release”), upon your signature, confirms the entire agreement between Serena Software, Inc. (“Serena”) and you regarding the terms of your separation from employment with Serena.

1) You and Serena hereby agree that your employment, and any and all appointments that you hold with Serena, whether as a director, officer, employee, agent or otherwise, are terminated as of January 10, 2013 (the “Separation Date”). Effective as of the Separation Date, you hereby resign as a director of Serena’s board of directors and as President and Chief Executive Officer of Serena. Effective as of the Separation Date, you shall have no authority to act on behalf of Serena, and shall not hold yourself out as having such authority or otherwise act in a board or executive or other decision making capacity. Regardless of whether you sign this Agreement and Release, Serena will do the following:

a. Pay you all earned salary and accrued vacation (adjusted for any vacation days taken by you but not reflected in Serena’s payroll records) through the Separation Date.

b. Continue your medical, dental and vision benefits through January 31, 2013 in accordance with the terms of Serena’s group health coverage benefit plans. You will have the option to continue your medical, dental and vision benefits under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”). COBRA continuation forms will be sent to you by our third-party administrator.

c. Discontinue your insurance coverage for life, accidental death & dismemberment, and disability coverage and your participation in all of Serena’s other benefit plans and programs effective upon the Separation Date. However, you will have the option of converting your life insurance to a private plan. Serena’s Human Resources Department will provide you with life insurance conversion forms and instructions.

John Nugent

January 10, 2013

2) Subject to your execution, delivery and non-revocation of this Agreement and Release (including with respect to the General Release granted herein) pursuant to Section 18 below and subject to the continued effectiveness of this Agreement and Release and, with respect to item b. below, your continued observation and performance of your ongoing obligations to Serena and its affiliates under Sections 8 through 10 below:

a. Serena will pay you, as severance pay, a lump sum amount equal to $137,500, which represents an amount equal to 25% of your annual base salary, on the first most practicable payroll date to occur after the Release Effective Date (as defined below). The foregoing severance payment will be less applicable payroll taxes and tax withholdings and made in accordance with Serena’s usual and customary payroll practices.

b. Subject to (i) your timely election of continuation coverage under COBRA, and (ii) your continued co-payment of premiums in the same amount as you paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for you and your then-eligible dependents in Serena’s group health plan in which you (and they) were participating upon the Separation Date for up to a twelve-month period commencing on February 1, 2013, at Serena’s expense. You agree to immediately notify Serena of the date that you become covered under another group health plan, and your COBRA continuation under Serena’s group health benefit plans will be terminated as of such date.

3) On behalf of yourself, your agents and assigns, in consideration for Serena’s obligations under Section 2 of this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Serena and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your employment with and/or the termination of your employment with Serena. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Workers Adjustment and Retraining Notification Act, as amended; The California Fair Employment and Housing Act, as amended; The California Family Rights Act, as amended; any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; any Serena compensation or benefit plan under which you were eligible, except as expressly provided herein; any stock options granted to you during your employment with Serena, except as expressly provided herein; and any claim for costs, fees, or other expenses including attorneys’ fees incurred by you in connection with such matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation, or any obligation of Serena under this Agreement and Release.

4) You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You therefore waive your rights under Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

John Nugent

January 10, 2013

You acknowledge that you have read this Agreement and Release, including the waiver of California Civil Code Section 1542, and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5) You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses, commissions and any benefits are due to you, except as provided in this Agreement and Release. Serena will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of Serena’s Business Expense Policy, provided that you submit a completed expense reimbursement form and supporting documentation no later than fifteen (15) days following the Separation Date. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6) You agree that all stock options granted to you under the 2006 Stock Option Plan, as amended (the “2006 Plan”) that vested on or prior to the Separation Date in accordance with the terms of the applicable option agreement will remain exercisable until April 10, 2013; thereafter, such options will terminate automatically and will not be exercisable in accordance with the terms of the 2006 Plan. All stock options granted to you under the 2006 Plan that have not vested on or prior to the Separation Date and all restricted stock units granted to you under the 2006 Plan will be cancelled as of the Separation Date. A schedule of all outstanding stock options granted to you under the 2006 Plan that are vested as of your Separation Date is set forth on Exhibit A attached hereto. You will retain ownership of the 230,320 shares of common stock that were issued to you in connection with the vesting of your restricted stock units on November 15, 2012, subject to the terms of the Management Stockholders Agreement dated March 7, 2006 and which will be held by Serena in escrow pursuant to the terms of the Joint Escrow Instructions dated November 5, 2012.

7) You agree that you will return to Serena on or before the Separation Date all Serena property within your possession, custody or control, including any equipment (including, without limitation, your cellular phone, PDA, laptop computer and other equipment) and any confidential and proprietary information (including, without limitation, customer lists, customer licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges. Notwithstanding the preceding to the contrary, you may retain the cellular phone that was either issued to you and/or for which you were reimbursed by Serena, provided that you delete all Confidential Information from the cell phone on your Separation Date. If the cellular service for your cell phone is provided under a corporate account maintained by Serena, your cellular service will be terminated within three (3) days following your Separation Date.

John Nugent

January 10, 2013

8) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement and Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Serena and/or any officer, director, employee, agent or shareholder of Serena, which is based in whole or in part on any claim covered under Section 3 of this Agreement and Release. Nothing in this Section 8 shall preclude you from (i) enforcing this Agreement and Release or exercising any rights that you may have that have not been waived under the terms of this Agreement and Release; (ii) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against Serena before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in Section 3 (but no other portion of such waiver); or (iii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.

9) You agree to continue to abide by the terms of the Agreement Regarding Confidential Information and Assignment of Inventions between you and Serena (“Confidentiality Agreement”), including, without limitation, your obligations regarding Confidential Information under Article I and your obligations regarding Inventions under Article II, but excluding your obligations regarding non-competition and non-solicitation under Article III. The foregoing terms of your Confidentiality Agreement are incorporated herein, and all defined terms used in this Section 9 shall have the same meanings as set forth in the Confidentiality Agreement.

10) You agree to refrain from making any adverse, derogatory or disparaging statements or comments, either as fact or opinion, about Serena and its subsidiaries, affiliates and related entities; management; practices; operations; performance; products; past or present directors, officers, employees or shareholders; and any similar information concerning Serena. In addition, you agree to refrain from any tortious interference with contracts, relationships and prospective economic advantage of Serena. You agree that any breach of this covenant would irreparably injure Serena, and Serena shall have the right to obtain an injunction against you from a court of competent jurisdiction restraining you from any further breach of this covenant. Nothing in this Section 10 shall prohibit you from providing truthful information in response to a subpoena or other legal process, provided that you provide Serena with prompt prior written notice of the required disclosure and an opportunity to seek a protective order or other appropriate remedy. Serena agrees to refrain from making any defamatory, libelous or slanderous statements about you or your employment with Serena, and you will have the right to obtain an injunction against Serena from a court of competent jurisdiction restraining Serena from any further breach of this covenant.

11) In consideration for the payment of an amount equal to $412,500, which represents an amount equal to 75% of your annual base salary, over a period of twelve (12) months (the

John Nugent

January 10, 2013

“Restrictive Covenant Payment”), payable in equal installments on a semi-monthly basis in accordance with Serena’s usual and customary payroll practices and less applicable payroll taxes and tax withholdings, you hereby agree that, during the twelve (12) month period following the Separation Date, you will not (i) perform any function or service, whether as a director, officer, employee, consultant, agent, advisor or otherwise, for any entity that is a Competing Business and (ii) whether on your own behalf or on behalf of or in conjunction with any other person, directly or indirectly, hire any person who is an employee of Serena and its subsidiaries. The Restrictive Covenant Payment shall commence on the first payroll date to occur after the Release Effective Date. In the event that Serena determines that you have breached this Section 11, Serena shall immediately cease and permanently discontinue any further installments of the Restrictive Covenant Payment. As used herein, a “Competing Business” is any entity (or division or business unit of an entity) that is substantially in the business of developing, marketing, selling or providing software (whether on premises or software-as-a-service) or services for application lifecycle management or IT service management, including, without limitation, ASG Software Solutions, BMC Software, CA Technologies (previously known as CA and Computer Associates), Compuware, IBM’s Rational and Tivoli software divisions, Hewlett-Packard’s software division, MicroFocus, Nolio and ServiceNow.

12) Except with regard to Sections 8 through 10 above, you agree that any dispute applicable to this Agreement and Release shall be submitted to and resolved through binding arbitration pursuant to the terms of the Binding Arbitration Agreement between you and Serena.

13) This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the Confidentiality Agreement, the Binding Arbitration Agreement and any benefit plans applicable to COBRA continuation. Notwithstanding the preceding to the contrary, Article III of your Confidentiality Agreement is hereby terminated. This Agreement and Release shall terminate and fully extinguish any and all rights that you may have under the Employment Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

14) This Agreement and Release shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provisions.

15) This Agreement and Release may not be modified, altered or changed except upon express written consent of both Serena and you wherein specific reference is made to this Agreement and Release.

16) Should any of the provisions of this Agreement and Release be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released or a restrictive covenant may not be enforced as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue shall otherwise remain effective to release any and all other claims covered thereby.

John Nugent

January 10, 2013

17) You have up to twenty-one (21) days from the date of your receipt of this letter to accept the terms of this Agreement and Release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

18) To accept this Agreement and Release, please sign and date this letter and return it to me no later than the twenty-one (21) day period referred to in Section 17 above. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation to me, then the eighth (8th) day after your execution of this Agreement and Release will be the “Release Effective Date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the payments or benefits described in this Agreement and Release (except as described in Section 1). You will not be entitled to receive any of the payments or benefits provided in any Section of this Agreement and Release, other than Section 1, until the occurrence of the Release Effective Date. You hereby acknowledge and agree that you have been provided with a copy of this Agreement and Release on or prior to the Separation Date and understand that this Agreement and Release must become effective prior to the expiration of the acceptance and revocation periods described above in order for you to be entitled to the severance payments and benefits described in Section 2.

19) This Agreement and Release may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Agreement and Release (or its signature page thereof) shall be deemed to be an executed original thereof.

John Nugent

January 10, 2013

I wish you success in your future and professional efforts.

Sincerely,

/s/ Edward Malysz

Edward Malysz

Senior Vice President, General Counsel

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated: 1/10/13	Signed:	/s/ John Nugent

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Exhibit A

Schedule of Vested Stock Options as of the Separation Date

Grant Date	Plan	Type	Exercise Price	Vested and Exercisable as of the Separation Date
11/15/2009	2006 Plan	Time	$3.00	875,000
11/15/2009	2006 Plan	Performance	$3.00	232,131

Note: All vested stock options granted under 2006 Stock Incentive Plan will remain exercisable for a period of three (3) months following the Separation Date; thereafter, the stock options will automatically terminate.